Exhibit 3.1

Filed in the Office of	Business Number E0273872011-9
Barbara K. Cegavske	Filing Number 20211892480
Secretary of State State Of Nevada	Filed On 11/12/2021 8:29:00 AM
	Number of Pages 11

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Profit Corporation:
Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390)
Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403)
Officer's Statement (PURSUANT TO NRS 80.030)

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:

Name of entity as on file with the Nevada Secretary of State: Balincan International Inc.

Entity or Nevada Business Identification Number (NVID): E0273872011-9

2. Restated or Amended and Restated Articles: (Select one)

(If amending and restating only, complete section 1,2 3, 5 and 6)

☒ Certificate to Accompany Restated Articles or Amended and Restated Articles

☐ Restated Articles - No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on: _____
The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate.

☒ Amended and Restated Articles

* Restated or Amended and Restated Articles must be included with this filing type.

3. Type of Amendment Filing Being Completed: (Select only one box)

(If amending, complete section 1, 3, 5 and 6.)

☐ Certificate of Amendment to Articles of Incorporation (Pursuant to NRS 78.380 - Before Issuance of Stock)

The undersigned declare that they constitute at least two-thirds of the following:

(Check only one box) ☐ incorporators ☐ board of directors

The undersigned affirmatively declare that to the date of this certificate, no stock of the corporation has been issued

☒ Certificate of Amendment to Articles of Incorporation (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: Court order(attached)

☐ Officer's Statement (foreign qualified entities only) -

Name in home state, if using a modified name in Nevada: _____

Jurisdiction of formation: _____

Changes to takes the following effect:

☐ The entity name has been amended. ☐ Dissolution
☐ The purpose of the entity has been amended. ☐ Merger
☐ The authorized shares have been amended. ☐ Conversion
☐ Other: (specify changes)

* Officer's Statement must be submitted with either a certified copy of or a certificate evidencing the filing of any document, amendatory or otherwise, relating to the original articles in the place of the corporations creation.

This form must be accompanied by appropriate fees.

Page 1 of 2
Revised: 1/1/2019

BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov Profit Corporation: Certificate of Amendment (PuRsuANT To NRs 78.380 & 78.385/78.390) Certificate to Accompany Restated Articles or Amended and Restated Articles (PuRsuANT To NRs 78.403) 4. Effective Date and Time: (Optional) 5. Information Being Changed: (Domestic corporations only) · 6. Signature: (Required) Officer’s Statement PuRsuANno NRs 8o.o3o Date: Time: (must not be later than 90 days after the certificate is filed) Changes to takes the following effect: 0 The entity name has been amended. 0 The registered agent has been changed. (attach Certificate of Acceptance from new registered agent) 0 The purpose of the entity has been amended. [B) The authorized shares have been amended. 0 The directors, managers or general partners have been amended. 0 IRS tax language has been added. [B) Articles have been added. [B) Articles have been deleted. 0 Other. The articles have been amended as follows: (provide article numbers, if available) See attached. (attach additional page(s) if necessary) !President Signature of Officer or Authorized Signer Title x _____________________ Signature of Officer or Authorized Signer Title *If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof. · Please include any required or optional Information In space below: (attach additional page(s) if necessary) This form must be accompanied by appropriate fees. Page 2 of 2 Revised: 1/1/2019

AMENDED AND RESTATED ARTICLES OF INCORPORATION OF BALIN CAN INTERNATIONAL INC. ARTICLE I NAME The name of the corporation shall be BALINCAN INTERNATIONAL INC. (hereinafter, the "Corporation"). ARTICLE II REGISTERED OFFICE The office of the Corporation shall be established by resolution of the Board of Directors. The registered agent of the Corporation shall be Nevada Agency and Transfer Company. The Corporation may, from time to time, in the manner provided by law, change the resident agent and the registered office within the State of Nevada. The Corporation may also maintain an office or offices for the conduct of its business, either within or without the State of Nevada. ARTICLE III CAPITAL STOCK Section I. Authorized Shares. The aggregate number of shares which the Corporation shall have authority to issue is one billion (I ,000,000,000) shares, consisting of two classes to be designated, respectively, "Common Stock" and "Preferred Stock," with all of such shares having a par value of$0.001 per share. The total number of shares of Common Stock that the Corporation shall have authority to issue is nine hundred ninety million (990,000,000) shares. The total number of shares of Preferred Stock that the Corporation shall have authority to issue is ten million (10,000,000) shares. The Preferred Stock may be issued in one or more series, each series to be appropriately designated by a distinguishing letter or title, prior to the issuance of any shares thereof. The voting powers, designations, preferences, limitations, restrictions, and relative, participating, optional and other rights, and the qualifications, limitations, or restrictions thereof, of the Preferred Stock shall hereinafter be prescribed by resolution of the board of directors pursuant to Section 3 of this Article Ill. Section 2. Common Stock. (a) Dividend Rate. Subject to the rights of holders of any Preferred Stock having preference as to dividends and except as otherwise provided by these Articles of Incorporation, as amended from time to time (hereinafter, the "Articles") or the Nevada Revised Statues (hereinafter, the "NRS"), the holders of Common Stock shall be entitled to receive dividends when, as and if declared by the board of directors out of assets legally available therefor. (b) Voting Rights. Except as otherwise provided by the NRS, the holders of the issued and outstanding shares of Common Stock shall be entitled to one vote for each share of Common Stock. No holder of shares of Common Stock shall have the right to cumulate votes. (c) Liquidation Rights. In the event of liquidation, dissolution, or winding up of the affairs of the Corporation, whether voluntary or involuntary, subject to the prior rights of holders of Preferred Stock to share ratably in the Corporation's assets, the Common Stock and any shares of

Preferred Stock which are not entitled to any preference in liquidation shall share equally and ratably in the Corporation's assets available for distribution after giving effect to any liquidation preference of any shares of Preferred Stock. A merger, conversion, exchange or consolidation of the Corporation with or into any other person or sale or transfer of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation of the Corporation and the distribution of assets to stockholders) shall not be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation. (d) No Conversion, Redemption, or Preemptive Rights. The holders of Common Stock shall not have any conversion, redemption, or preemptive rights. (e) Consideration for Shares. The Common Stock authorized by this Article shall be issued for such consideration as shall be fixed, from time to time, by the board of directors. Section 3. Preferred Stock. (a) Designation. The board of directors is hereby vested with the authority from time to time to provide by resolution for the issuance of shares of Preferred Stock in one or more series not exceeding the aggregate number of shares of Preferred Stock authorized by these Articles, and to prescribe with respect to each such series the voting powers, if any, designations, preferences, and relative, participating, optional, or other special rights, and the qualifications, limitations, or restrictions relating thereto, including, without limiting the generality of the foregoing: the voting rights relating to the shares of Preferred Stock of any series (which voting rights, if any, may be full or limited, may vary over time, and may be applicable generally or only upon any stated fact or event); the rate of dividends (which may be cumulative or noncumulative), the condition or time for payment of dividends and the preference or relation of such dividends to dividends payable on any other class or series of capital stock; the rights of holders of Preferred Stock of any series in the event of liquidation, dissolution, or winding up of the affairs of the Corporation; the rights, if any, of holders of Preferred Stock of any series to convert or exchange such shares of Preferred Stock of such series for shares of any other class or series of capital stock or for any other securities, property, or assets of the Corporation or any subsidiary (including the determination of the price or prices or the rate or rates applicable to such rights to convert or exchange and the adjustment thereof, the time or times during which the right to convert or exchange shall be applicable, and the time or times during which a particular price or rate shall be applicable); whether the shares of any series of Preferred Stock shall be subject to redemption by the Corporation and if subject to redemption, the times, prices, rates, adjustments and other terms and conditions of such redemption. The powers, designations, preferences, limitations, restrictions and relative rights may be made dependent upon any fact or event which may be ascertained outside the Articles or the resolution if the manner in which the fact or event may operate on such series is stated in the Articles or resolution. As used in this section "fact or event" includes, without limitation, the existence of a fact or occurrence of an event, including, without limitation, a determination or action by a person, government, governmental agency or political subdivision of a government. Unless the board of directors provides to the contrary in the resolution which fixes the characteristics of a series of Preferred Stock, the board of directors is further authorized to increase or decrease (but not below the number of such shares of such series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series. Unless the board of directors provides to the contrary in the resolution which fixes the characteristics of a series of Preferred Stock, neither the consent by series, or otherwise, of the holders of any outstanding Preferred Stock nor the consent of the holders of any outstanding Common Stock shall be required for the issuance of any new series of Preferred Stock regardless of whether the rights and preferences of the new series of Preferred Stock are senior or superior, in any way, to the outstanding series of Preferred Stock or the Common Stock. 2

(b) Certificate. Before the Corporation shall issue any shares of Preferred Stock of any series, a certificate of designation setting forth a copy of the resolution or resolutions of the board of directors, and establishing the voting powers, designations, preferences, the relative, participating, optional, or other rights, if any, and the qualifications, limitations, and restrictions, if any, relating to the shares of Preferred Stock of such series, and the number of shares of Preferred Stock of such series authorized by the board of directors to be issued shall be made and signed by an officer of the corporation and filed in the manner prescribed by the NRS. Section 4. Non-Assessment of Stock. The capital stock of the Corporation, after the amount of the subscription price has been fully paid, shall not be assessable for any purpose, and no stock issued as fully paid shall ever be assessable or assessed, and the Articles shall not be amended in this particular. No stockholder of the Corporation is individually liable for the debts or liabilities of the Corporation. ARTICLE IV DIRECTORS AND OFFICERS Section l. Number of Directors. The members of the governing board of the Corporation are styled as directors. The board of directors of the Corporation shall be elected in such manner as shall be provided in the bylaws of the Corporation. The board of directors shall consist of at least one (I) individual and not more than thirteen (13) individuals. The number of directors may be changed from time to time in such manner as shall be provided in the bylaws of the Corporation. Section 2. Directors and Officers. The name and post office box or street address of the director(s) constituting the board of directors is: Name Address David Lazar 50 W Liberty St, Suite 880, Reno, NV, 89501 The officers shall be elected by resolution of the board of directors. Section 3. Limitation of Liability. The liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS. If the NRS is amended to further eliminate or limit or authorize corporate action to further eliminate or limit the liability of directors or officers, the liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS, as so amended from time to time. Section 4. Payment of Expenses. In addition to any other rights of indemnification permitted by the laws of the State of Nevada or as may be provided for by the Corporation in its bylaws or by agreement, the expenses of officers and directors incurred in defending any threatened, pending, or completed action, suit or proceeding (including without limitation, an action, suit or proceeding by or in the right of the Corporation), whether civil, criminal, administrative or investigative, involving alleged acts or omissions of such officer or director in his or her capacity as an officer or director of the Corporation or member, manager, or managing member of a predecessor limited liability company or affiliate of such limited liability company or while serving in any capacity at the request of the Corporation as a director, officer, employee, agent, member, manager, managing member, partner, or fiduciary of, or in any other capacity for, another corporation or any partnership, joint venture, trust, or other enterprise, shall be paid by the Corporation or through insurance purchased and maintained by the Corporation or through other financial arrangements made by the Corporation, as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Corporation. To the extent that an officer or director is successful on the merits in defense of any such action, suit or proceeding, or in the defense of any claim, issue or matter therein, the Corporation shall indemnifY him or her against expenses, including attorneys' fees, actually and reasonably incurred by him or 3 I her in connection with the defense. Notwithstanding anything to the contrary contained herein or in the bylaws, no director or officer may be indemnified for expenses incurred in defending any threatened, pending, or completed action, suit or proceeding (including without limitation, an action, suit or proceeding by or in the right of the Corporation), whether civil, criminal, administrative or investigative, that such director or officer incurred in his or her capacity as a stockholder. Section 5. Repeal and Conflicts. Any repeal or modification of Sections 3 or 4 above approved by the stockholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the liability of a director or officer of the Corporation existing as of the time of such repeal or modification. In the event of any conflict between Sections 3 or 4 above and any other Article of the Articles, the terms and provisions of Sections 3 or 4 above shall control. ARTICLE V COMBINATIONS WITH INTERESTED STOCKHOLDERS At such time, if any, as the Corporation becomes a "resident domestic corporation", as that term is defined in NRS 78.427, the Corporation shall not be subject to, or governed by, any of the provisions in NRS 78.411 to 78.444, inclusive, as may be amended from time to time, or any successor statute. ARTICLE VI BYLAWS The board of directors is expressly granted the exclusive power to make, amend, alter, or repeal the bylaws of the Corporation pursuant to NRS 78.120. ARTICLE VII FORUM SELECTION FOR INTERNAL ACTIONS Any internal action concerning or to which the Corporation is a party or stated beneficiary must be brought, heard and finally adjudicated in the state or federal courts sited in Clark County, Nevada, to the exclusion of all other jurisdictions or venues. An internal action for purposes of this Article VII means any action, suit or proceeding which is (a) brought in the name or right of the Corporation or on its behalf, including, without limitation, any action subject to NRS 41.520; (b) for, or based upon, any breach of any fiduciary duty owed by any director, officer, employee or agent of the Corporation in such capacity; or (c) arising pursuant to, or to interpret, apply, enforce or determine the validity of, any provision of NRS Title 7, these articles, the bylaws of the Corporation, or any agreement entered into pursuant to NRS 78.365. IN WITNESS WHEREOF, the Corporation has caused these articles of incorporation to be executed in its name by its President on November _1 Q_, 2021. David Lazar, President This Certificate of Amendment for Amended and Restated Articles of Incorporation is filed pursuant to the order dated August 17, 2021, of the Eighth Judicial District Court of Nevada, in and for Clark County, case number A-20-816619-B, a copy of which is attached hereto as Exhibit A. 4 I

' EXHIBIT A Injunction and Order Appointing Receiver, August 17, 2021 Eighth Judicial District Court of Nevada, in and for Clark County, Case Number A-20-816619-B 5

1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 ORDR PETER L. GiASEY, ESQ. Nevada Bar No. 007650 CHASEY LA WOPPICBS ELECTRONICALLY SERVED 8/17/2021 6:06 PM 3295 N. Fort Apache Road, Suite 110 Las Vegas, Nevada 89129 Tel: (702) 233-0393 Fax: (702) 233-2107 email: peter@chaseylaw.com Attorneys for Plaintiff/Judgment Creditor CUSTODIAN VENTURES, ll..C EIGHTH JUDICIAL DISTRICT COURT CLARK COUN'IY, NEVADA Electronically Filed ��!6:06PM, CLERK OF THE COURT CUSTODIAN VENTURES, LLC, a Wyoming Limited Liability Company, as assignee of VSTOCK TRANSFER, LLC, a California Limited Liability Company ) CASENO.: ) DEPT NO.: A-20-816619-B XIII Plaintiff, vs. BALINCAN INTERNATIONAL, INC. a/k/a ALPINE AUTO BROKERS, INC., a revoked Nevada Corp oration, DOES 1 to 10, and ROE CORPORATIONS 1 to -10, inclusive, Defendants. ) ) ) ) ) ) ) ) ) ) ) ) ) INJUNCTION AND ORDER APPOINTING RECEIVER Plaintiff/Judgment Creditor Custodian Ventures, U..C's Motion to Appoint Receiver having come on for hearing before this Court, this Court having reviewed the papers and pleadings on file, good cause appearing, this Court makes the following findings and issues the foUowing orders. IT IS HEREBY FOUND that Def endant/Judgment Debtor Balincan InternationaL, Inc. a/k/a Alpine Auto Brokers, Inc. (hereinafter "ALTB") has had its corporate charter revoked by the Nevada Secretary of State, IT IS FURTHER FOUND that Defendant/Judgment Debtor ALTB has ceased to exist in some manner as set forth in NRS 78.600, - 1 - Case Number: A-20-816619-B

1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 IT IS FURTHER FOUND that Defendant/Judgment Debtor ALTB has failed to pay filing fees due to the Nevada Secretary of State, IT IS FURTHER FOUND that Defendant/Judgment Debtor ALTB has failed to make periodic public disclosures and reports as required by Rule 15c2-11 promulgated by the Securities and Exchange Commission pursuant to the Securities Act of 1934, IT IS FURTHER FOUND that, in ALTB's last public disclosure, ALTB reported total liabilities of$14,704, and IT IS FURTHER FOUND that Plaintiff/Judgment Creditor Custodian Ventures, LLC holds a judgment against ALTB for more than 10% of the corporation's total liabilities. Therefore, IT IS HEREBY ORDERED, ADJUDGED, and DECREED that Plaintiff/Judgment Creditor Custodian Ventures, LLC's Motion to Appoint Receiver is GRANTED in its entirety, IT IS FURTHER ORDERED, ADJUDGED, and DECREED that the former officers and directors of ALTB Ip Tsz Ting is hereby enjoined from hereinafter exercising any authority or privilege relating to the administration or operation of ALTB, IT IS FURTHER ORDERED, ADJUDGED, and DECREED that Custodian Ventures, LLC is appointed as Receiver of and for ALTB, IT IS FURTHER ORDERED, ADJUDGED, and DECREED that, pursuant to NRS 78.600 and NRS 78.630, Receiver Custodian Ventures, LLC is granted the authority to rehabilitate ALTB, including but not limited to the reinstatement or revival of ALTB's corporate charter with the Nevada Secretary of State, to prepare and file all documents as reasonable or necessary to comply with Rule 15c2- 11 of the Securities Act of 1934, to collect the debts and property due and belonging to AL TB, to compromise and settle with any debtor of ALTB, to prosecute and defend lawsuits in the name of ALTB, - 2 - lr

1 2 3 4 5 6 7 8 9 10 11 12 13 ] 4 15 16 17 18 19 20 21 22 23 24 25 26 27 28 to .do all other acts as might be done by ALTB, to do all other acts as may be reasonable or necessary to continue the business of ALTB, and to appoint agents for the exercise of these duties. IT IS SO ORDERED. Dated !hie Respectfully Submitted by: CHASEY LA \Yl OFFICES PETER L. CHASEY, ESQ. Nevada Bar No. 007650 3295 N. Fort Apache Road, Suite 110 Las Vegas, Nevada 89129 Tel: (702) 233-0393 Fax: (702) 233-2107 email: peter@chaseyla\v.com Att orneys for Plaintiff/Judgment Creditor CUSTODIAN VENTURES, LLC - 3 - DISTRICT COURT Dated this 17th day of August, 2021 HON. MARK DENTON 4BA 04C DAD9 738F Mark R. Denton District Court Judge ABG ' I

2 3 4 5 6 7 8 9 10 11 12 13 CSERV Custodian Ventures, LLC, Plaintiff( s) VS. Alpine Auto Brokers, Inc., Defendant(s) DISTRJCT COURT CLARK COUNTY, NEVADA CASE NO: A-20-816619-B DEPT. NO. Department 13 AUTOMATED CERTIFICATE OF SERVICE This automated certificate of service was generated by the Eighth Judicial District Co urt. TI1e foregoing Order was served via the court's electronic eFile system to all 14 recipients registered for e-Service on the above entitled case as listed below: 15 Service Date: 8/17/2021 16 Peter Chasey peter@chasey law .com 17 18 19 20 21 22 23 24 25 26 27 28 ! I